Exhibit 10.1

TO:	Daniel Sanders 2200 Commercial Lane Little Rock, AK danielcsanders1@gmail.com

Position: President

Re:	Offer of Employment

Dear Daniel:

On behalf of Limitless X, Inc. (the “Company”), I am pleased to confirm our offer of employment with the Company in the position of “President”. The terms and conditions of your employment will be as follows:

1. Your work will generally consist of overall company management, including but not limited to, scientific innovation, product development, regulatory oversight, manufacturing advisory, and strategic enablement of go-to-market channels, including compliance for national retail distribution. You will also be responsible for, generally: overseeing budgets and staff, meeting with board members and other executives to assist the direction of the Company and ensuring the Company’s compliance with its mission and ensuring goals are met based on the Company’s strategic plans, maintain awareness and knowledge of finances, budgets, plans, etc., advise on all contracts, and maintain relationships with the community and industry leaders and encourage business investments as related to product development, fulfillment, etc., and search for alliances, partnerships and opportunities, and such other duties as you may be assigned from time to time. Your duties may change on reasonable notice, based on the needs of the Company and your skills, as determined by the Board of Directors and Chairman. Your performance will be reviewed approximately once per year.

2. Subject to the trial period as set forth below, your starting base salary will be $250,000.00 per year, less all applicable state and federal withholding and other lawful deductions.1 Generally, your compensation will be reviewed annually but the Company reserves the right to change your compensation from time to time on reasonable notice. After the 120-day trial period, or as otherwise agreed to by the Parties, the Company will add you to a payroll program paying salary, in stock and/or cash, to be agreed upon by the Parties at that time, and you will be eligible for medical coverage as well as vacation, holidays, etc., if and when these benefits are available to other Company employees.

1 You have agreed to defer this starting base salary for 120 days and instead receive stock issuances only as compensation in this trial period, with quarterly issuances and the stock price valued at the time of each issuance.

3. As a condition of your employment, you agree that you will abide by all current Company personnel policies and practices, will refrain from any form of harassment or discrimination and will cooperate with other employees and customers of the Company in a professional manner.

4. This offer of employment is conditioned upon your execution of the Company’s Confidentiality Agreement, the key terms of which are set forth herein as follows:

It is essential that the business and internal affairs of LIMITLESS X be kept confidential. It is equally essential that information pertaining to work projects be kept strictly confidential. All employees share responsibility to ensure that proper security is maintained. Any breach of security should be reported promptly to the CEO of LIMITLESS X and/or a different officer, including the COO, or VP of Legal Affairs.

Company property includes not only tangible property, like desks, phones and computers, but also intangible property such as information. Of particular importance are confidential, proprietary and trade secret information. This includes all information obtained by LIMITLESS X employees during the course of their work, including but not limited to slogans, logos, information processes, products, techniques, methods, copyrightable materials written or created by Employees within the scope of their employment, pricing, contracts, computer files and records, business and marketing plans, financial information, marketing data, sales, formulas, information on future projects, proprietary software programs, including concept, development, programming, quality assurance and testing, computer passwords and codes, forms and manuals, training materials, forms, as well as verbal or written information communicated to others which the Company’s work pertains. This Work Product shall be and remain the sole and exclusive property of the Company and not be disclosed or used in any fashion by Employee for personal purposes or gain, or by future employers of Employee. Work Product may not be removed without permission of the CEO.

Employees may not disclose or use proprietary or confidential information while employed by the Company except as their jobs require, nor may they disclose or use such information at any time after termination of their employment. Neither the Company nor the Employee may disparage the other publicly during Employment or thereafter. Anyone who violates this policy may be subject to discipline, up to and including, termination, as well as possible legal action, even if they do not actually benefit from the use or disclosure.

As a condition of employment LIMITLESS X requires its employees to comply strictly with the Confidentiality, Non-Interference and Non-Disparagement provisions herein and as may further be agreed upon in other policies, handbooks, or agreements.

5. We hope that your association with the Company will continue for a substantial period, but we recognize that the future is inherently uncertain and that assurances of permanent or continuing employment are not feasible. Therefore, in accordance with our standard policy, your employment will be “at-will.” In other words, either you or the Company can terminate the employment relationship at any time, for any reason, with or without cause and with or without notice. This at-will aspect of your employment, which includes the right of the Company to demote, transfer, or otherwise discipline you with or without cause, is not subject to change or modification of any kind unless in writing signed by you and the Chief Executive Officer of the Company.

6. This letter agreement and any dispute, claim, or controversy arising out of or relating to this agreement or your employment with the Company shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts-of-law principles.

We look forward to your starting work at the Company on January 5th, 2026. Should this date not be convenient, please let me know as soon as possible.

Please signify your acceptance of this employment offer, and the provisions set forth above defining the terms and conditions of your employment, by signing the enclosed copy of this letter agreement and returning to me via email at jas@limitlessx.com. If there is any matter in this letter agreement which you wish to discuss further, please do not hesitate to speak to me.

Very truly yours,

/s/ Jaspreet Mathur
Jaspreet Mathur, Chief Executive Officer

I HEREBY ACCEPT LIMITLESS X, INC’S OFFER OF EMPLOYMENT UPON THE TERMS AND CONDITIONS SET FORTH ABOVE.

/s/ Daniel Sanders
Dated: January 4, 2026	Name:	Daniel Sanders